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                                                                    EXHIBIT 11

                                Tetra Tech, Inc.
                   Computation of Net Income Per Common Share
                                   (Unaudited)


                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                  April 2,          April 4,         April 2,          April 4,
                                                    2000              1999             2000              1999
                                               ---------------  ----------------  ---------------  ----------------
Basic:
   Common stock outstanding, beginning
     of period............................         38,466,000       35,855,000        38,434,000        35,788,000

   Stock options exercised................            197,000          104,000           217,000           171,000
   Issuance of common stock...............                 --        1,619,000            12,000         1,619,000
                                               ---------------  ----------------  ---------------  ----------------

   Common stock outstanding, end
     of period............................         38,663,000       37,578,000        38,663,000        37,578,000
                                               ===============  ================  ===============  ================

   Weighted average common stock
     outstanding during the period........         38,550,000       36,794,000        38,501,000        36,306,000
                                               ===============  ================  ===============  ================

   Net income as reported in condensed
     consolidated financial statements....     $    8,124,000   $    6,462,000    $   15,687,000   $    11,889,000
                                               ===============  ================  ===============  ================

   Basic Earnings Per Share...............     $         0.21   $         0.18    $         0.41   $          0.33
                                               ===============  ================  ===============  ================

Diluted:
   Weighted average common stock
     outstanding during the period........         38,550,000       36,794,000        38,501,000        36,306,000

   Potential common shares under the
    treasury stock method assuming the
    exercise of options and warrants and
    the conversion of preferred stock and
    exchangeable stock of a subsidiary....          2,590,000        2,470,000         2,278,000         2,520,000
                                               ---------------  ----------------  ---------------  ----------------

         Total............................         41,140,000       39,264,000        40,779,000        38,826,000
                                               ===============  ================  ===============  ================

   Net income as reported in condensed
     consolidated financial statements....     $    8,124,000   $    6,462,000    $   15,687,000   $    11,889,000
                                               ===============  ================  ===============  ================

   Diluted Earnings Per Share.............     $         0.20   $         0.16    $         0.38   $          0.31
                                               ===============  ================  ===============  ================

   See accompanying Notes to the Condensed Consolidated Financial Statements.